Exhibit 10.14

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (“Agreement”), dated January 1, 2015 (the “Effective Date”), confirms that SELECT-TV SOLUTIONS INC (the "Company"), located at 1395 Brickell Avenue Suite 800, Miami, FL, 33131 has retained ELITE MANAGEMENT (“Consultant”), for the purposes described in this Agreement in accordance with the terms and conditions specified herein, and Consultant has agreed to such engagement.

WHEREAS the Company is engaged in the business of providing an in-room entertainment system solution to the global hospitality industry;

WHEREAS the Consultant has expertise, qualifications and required certifications to perform the services described in this Agreement;

WHEREAS the Company and the Consultant (collectively, the “Parties”) have entered into a consulting agreement in respect of the delivery of the Services by the Consultant to the Company, dated May 1, 2014 (the “Original Consulting Agreement”);

WHEREAS the Parties wish to amend and restate the terms and conditions of the Original Consulting Agreement effective as of the Effective Date by the terms and conditions set forth herein.

NOW THEREFORE, the Parties agree as follows:

1. Purpose of Engagement:

(a)	Consulting Services: For the Period of Engagement, the Consultant will render the following strategic advisory services to the Company (the “Services”) as outlined below:

-	Assist the Company with the introduction of value added investor, potential strategic and business development partners within Europe and North America.
-	Assist The Company in developing Corporate & Financial Structures, Management Strategies, business development and implementation of STVS solutions in designated hotels & hospitals.
-	Other services as mutually agreed to by The Company and Consultant.

(b)	Independent Contractor and No Decision Making Authority: The Consultant will render the Services in accordance with the terms of this Consulting Agreement. For greater certainty, during the Period of Engagement, the Parties acknowledge and agree:

i.	that the Consultant shall at all times in the performance of this Consulting Agreement, be an independent contractor of the Company and shall not be construed, under any circumstances except as mutually agreed by the Consultant and the Company, as holding the position of employee or management of the Company or any other position within the Company during the term of the Consulting Agreement; and

ii.	the Consultant shall not have the powers or authority to manage any of the affairs of the Company and/or bind, represent or act as agent of the Company.

2. Period of Engagement: Consultant’s engagement under this Agreement will commence on and be effective as of May 1, 2014 (“Start Date”) and expire twenty-four (24) months later, unless mutually extended by the Parties. Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time, upon ninety (90) days written notice to that effect.

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3. Obligations:

-	Consultant is subject to all of the terms, conditions, and covenants contained in this Agreement Consultant’s good faith effort to keep familiar with, any changes thereto. The compliance requirements herein described shall be continuing during the term of this Agreement.
-	Consultant agrees to use Consultant’s best efforts on behalf of The Company while so representing it, and will take no action to injure The Company, any of its affiliates or their respective reputations.
-	Consultant acknowledges and agrees that this Agreement is not an exclusive consultant agreement and that The Company reserves the right to engage additional representatives to offer and sell participation units issued by The Company.
-	Parties acknowledge that this agreement does not represent an employer/employee relationship.

4. Consultant’s Compensation.

Upon signing the Company shall pay Consultant:

(c)	Professional Fees:

i.	Effective as of the Start Date, the Consultant shall receive a monthly retainer of $5,000 USD which will be paid at the beginning of each month.

ii.	The Professional Fees retainer will be increased to $10,000 USD per month once The Company has reached second round financing target and 3,000 hotels rooms are installed or once the acquisition of Select-TV Malaysia has been completed but, in any event, no later than 60 days after the Start Date.

iii.	Notwithstanding the foregoing, the Professional Fees retainer shall be further increased to $12,500 USD per month, on January 1, 2015.

(d)	Original Consulting Agreement Share Compensation Signing Bonus:

Grant Date:	May 1, 2014
Lock up period:	6 months from the Start Date
Number of Shares:	1,000,000 shares will be granted as a signing bonus
Type of share:	Common Stock

(e)	Amended and Restated Consulting Agreement Share Compensation Signing Bonus:

Grant Date:	January 1, 2015
Lock up period:	As prescribed by applicable securities law
Number of Shares:	1,500,000 shares
Type of share:	Common Stock

(f)	Introductions: To the extent that the Consultant introduces The Company to any sources of equity investment, the Company agrees to the following payment terms:

Pay 8% introduction fee in cash for any equity investment made into the Company during the second round financing ($0.10 per share) and 4% on any investments made into the Company via a debt instrument. Grant one (1) share of The Company for each dollar of equity raised by the consultant up to $500,000 and 1.5 shares for every dollar rose after (actual round of financing (.10cents).

(g)	Business & Travel expenses: All flights and hotel accommodations related to business activities are at the expense of The Company, and are to be either booked or prepaid by The Company. Other travel and business expenses will be reimbursed at cost upon receipt of invoices and subject to an approved company budget.

(h)	The Parties have caused this Agreement to be executed by their duly authorized representatives as of the date written above.

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5. Indemnification. During the Period of Engagement, each of the Parties agrees to indemnify and hold harmless (“Indemnifying Party”) the other Party and its directors, officers, agents, representatives and employees (including attorney’s fees) from and against all claims, demands, losses and causes of action of every type and character whether based on contractual or extra-contractual liability, tort, strict liability, negligence, statute, or any other theory at law or in equity (“Claims”), caused by the Indemnifying Party, arising out of or related to the performance of this Consulting Agreement, including any Claims brought against the Consultant as a result of its performance of the Services under this Consulting Agreement. Upon the other Party’s request, the Indemnifying Party shall at its own cost defend the other Party and its directors, officers, agents, representatives and employees against such claims and demands.

6. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties, including the Original Consulting Agreement and amends and restates in its entirety the Original Consulting Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied or statutory, between the Parties other than as expressly set forth in this Agreement.

7. No Agency. Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorize any party to bind the other party or to make or enter into any commitments for or on behalf of any other party. Each party confirms it is acting on its own behalf and not for the benefit of any other person.

Engagement terms (including attached Exhibit A, Standard Terms and Conditions) accepted by:

SELECT-TV SOLUTIONS INC,	CONSULTANT
ELITE MANAGEMENT

By: /s/ Philippe Germain	By: /s/ signature
Name: Philippe Germain
Title: Chairman

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EXHIBIT A

STANDARD TERMS AND CONDITIONS

1. Accuracy of The Company Data. The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Consultant will be using and relying solely on data, material and other information (the “Information”) furnished by The Company, and its employees and representatives and on information available from generally recognized public sources. The Company agrees that any Services will be based entirely upon Information supplied by The Company or available from public sources. The Company will exercise reasonable care to ensure that Information is complete and accurate in all material respects. The Consultant agrees not to opine upon, expand or withhold any portion of the Company information from any contacts of the Consultant. The Company will be neither responsible for nor liable to any party for any representations, assertions or statements made by the Consultant that is not contained in the Information or reasonably derived therefrom if such representations, assertions or statements prove to be false, inaccurate, deceptive, misleading or incomplete.

2. Confidential and Proprietary Information. “Confidential and Proprietary Information” means all documents, software, reports, data, records, forms and other material (a) obtained by Consultant from The Company in the course of performing the Services: (i) that have been marked as confidential; (ii) whose confidential nature has been made known by The Company to Consultant; or (iii) that due to their character and nature, a reasonable person under like circumstances would treat as confidential or (b) developed or prepared by Consultant based upon information described in (a). Confidential and Proprietary Information does not include information which: (i) is already known to Consultant at the time of disclosure by The Company; (ii) is or becomes publicly known through no wrongful act of Consultant; (iii) is independently developed by Consultant without benefit of The Company’s Confidential and Proprietary Information; or (iv) is received by Consultant from a third party without restriction and without a breach of an obligation of confidentiality. All Confidential and Proprietary Information of The Company remains the property of The Company and will be maintained in confidence by Consultant, will not be used by Consultant for any purpose other than to provide the Services under this Agreement, and will not be disclosed to any third party, except as provided herein, without The Company's prior written consent, unless required by applicable law or legal process. At the conclusion of the Services, Consultant will, upon The Company’s request, return to The Company all Confidential and Proprietary Information of The Company in its possession or, upon The Company's request, Consultant will destroy all Confidential and Proprietary Information of The Company in its possession, subject to Consultant’s need to preserve its interests hereunder. Upon written request by The Company, Consultant will certify the destruction of all Confidential and Proprietary Information of The Company, clearly identifying any such information retained by Consultant as necessary to preserve its interests hereunder. The confidentiality restrictions and obligations imposed by this section will terminate five (5) years after the expiration or termination of this Agreement.

3. Indemnification.

(a) In the event of a claim by a third party relating to services under the Agreement to which these Standard Terms and Conditions are attached, The Company will indemnify Consultant and its personnel from all such claims, liabilities, costs and expenses, except to the extent determined to have resulted from the intentional or deliberate misconduct by Consultant.

(b) In the event of a claim by a third party relating to services under the Agreement to which these Standard Terms and Conditions are attached, Consultant will indemnify The Company and its personnel from all such claims, liabilities, costs and expenses, except to the extent determined to have resulted from the intentional or deliberate misconduct by the Company.

(c) In the event any third party asserts a claim against Consultant or its personnel for which a right of indemnification is asserted under subparagraph (a) above, The Company shall, at its choice, either engage counsel to defend Consultant and/or its personnel or shall be responsible for the current payment of costs and expenses Consultant and/or its personnel incur to defend against such claim.

(d) In the event any third party asserts a claim against The Company or its personnel for which a right of indemnification is asserted under subparagraph (b) above, Consultant shall, at its choice, either engage counsel to defend The Company and/or its personnel or shall be responsible for the current payment of costs and expenses The Consultant and/or its personnel incur to defend against such claim.

4. Independent Contractor. Nothing in this Agreement will be deemed to constitute Consultant or The Company the agent of the other. The Consultant nor The Company be or become liable or bound by any representation, act or omission whatsoever of the other.

5. Nonassignability. This Agreement and all rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of each party’s successors, but neither party will assign, transfer or subcontract this Agreement or any of its obligations hereunder without the other party’s express, prior written consent.

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6. Severability. In the event that any term or provision of this Agreement is held invalid, void or unenforceable, then the remainder of this Agreement will not be affected, impaired or invalidated, and each such term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

7. Governing Law. This Amended Agreement shall be construed and enforced pursuant to the laws of the Province of Quebec.

8. Integration. This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and will be enforceable in accordance with its terms when signed by each of the Parties hereto.

9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which constitute one and the same instrument.

10. Third Party Beneficiaries. This Agreement is made solely for the benefit of The Company, Consultant, other Indemnified Parties and their respective successors and assigns, and no other person will acquire or have any right under or by virtue of this Agreement.

11. No Conflict of Interest. The Company recognizes that Consultant may from time to time throughout the term of this Agreement provide services to companies that are in competition with The Company. The Company hereby agrees that this Agreement does not limit Consultant’s ability to provide such services, and that Consultant’s provision of such services does not represent a breach of this Agreement or represent a conflict of interest for Consultant in the context of this Agreement. This paragraph does not limit Consultant’s confidentiality obligations under paragraph 2 of this Agreement.

12. Notices. All notices, requests and demands hereunder will be in writing and will be deemed to have been duly given (a) upon personal delivery, (b) five (5) days after being mailed by registered or certified mail, return receipt requested or (c) one (1) business day after being sent by nationally recognized overnight courier.

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